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                                                                    EXHIBIT 23.1


                              CONSENT OF KPMG LLP

The Board of Directors
interWave Communications International, Ltd.:

We consent herein to the incorporation by reference in this registration statement on Form S-8 of interWave Communications International, Ltd. of our report dated September 10, 1999, relating to the consolidated balance sheets of interWave Communications International, Ltd. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the registration statement (No. 333-92967) on Form F-1 dated January 31, 2000 of interWave Communications International, Ltd.

                                         /s/ KPMG LLP


San Francisco, California

June 6, 2000